Exhibit 99.2

     Mervyn's Selects Workstream to Streamline Employee Recognition Program

               Department Store Moves From Paper-Based Program to
                    Online Reward Model to Reward Employees

Ottawa, ON. - September 14, 2004 - Workstream Inc.TM (NASDAQ: WSTM), a provider of Enterprise Workforce Management software, announced today that Mervyn's has purchased Workstream Rewards' anniversary service offering, to initiate the "Mervyn's Service Award Program." Mervyn's is a promotional, neighborhood department store, based in the San Francisco Bay Area with 257 stores in 13 states.

Workstream Rewards is an application service offering that includes tailored, up-to-date catalog options for employees to choose from. Workstream Rewards offers an extensive assortment of lifestyle awards, and the opportunity to keep an online catalog current with the latest product models from key suppliers over the entire duration of the program - something that isn't possible with a paper catalog.

"Mervyn's is looking to recognize the importance of employee service milestones, making these events a more compelling and engaging experience for the employees and a more effective tool for management", stated Michael Mullarkey, Chairman and CEO at Workstream. "Workstream Rewards is part of a flexible suite of web-based application offerings that help our customers better manage their precious `people' resources, enabling the development of higher performance workforces."

About Workstream Inc.

Workstream Inc. (NASDAQ: WSTM) is a provider of hosted Enterprise Workforce Management software and professional services to the Global 2000. Workstream's products provide Recruitment, Performance, Compensation and Rewards Management for employees and corporations. Workstream was named to the Deloitte & Touche Fast 500 list of the fastest growing software companies for 2003. Through its 12 offices and 200 dedicated human resource employees across North America, Workstream services customers such as BearingPoint, Chevron, Eli Lilly Canada, The Gap, Home Depot, Kaiser Permanente, KPMG Canada, Motorola, Nike, Nordstrom, Samsung, Sony Music Canada, VISA, Watson Wyatt, and Wells Fargo. For more information visit www.workstreaminc.com or call toll free 1-866-470-WORK.

Contact:
Tammie Brown                                     Julie Ingle
Workstream, Inc.                                 Workstream, Inc.
1-877-327-8483 ext. 263                          1-650-340-4049
tammie.brown@workstreaminc.com                   julie.ingle@workstreaminc.com